SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

And Regulation FD

Date of Report (Date of earliest event reported) July 24, 2003

WHIRLPOOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3932	38-1490038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 M63 North, Benton Harbor, Michigan	49022-2692
(Address of principal executive officers)	(Zip Code)

(269)-923-5000

Registrant’s telephone number, including area code

Item 12. – Results of Operations and Financial Condition

On July 24, 2003, the registrant announced second-quarter 2003 net earnings of $94 million, or $1.35 per diluted share, compared to $63 million, or $0.91 per diluted share, in the same period last year. The text of the press release is being attached as an exhibit to this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: July 24, 2003	By:	/s/ ROBERT T. KENAGY
	Name:	Robert T. Kenagy
	Title:	Corporate Secretary

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORP. REPORTS 2003 SECOND-QUARTER RESULTS

BENTON HARBOR, Mich., July 24, 2003—Whirlpool Corporation (NYSE:WHR) today announced second-quarter 2003 net earnings of $94 million, or $1.35 per diluted share, compared to $63 million, or $0.91 per diluted share, in the same period last year.

Second-quarter net sales of $2.99 billion increased 9 percent from last year. Excluding consolidated sales from the company’s 2002 acquisitions—Polar S.A. of Poland and Vitromatic S.A. de C.V. of Mexico—and currency translations, net sales increased 2 percent.

“This performance reflects the solid contributions from our global businesses and brands, including the introductions of innovative new products worldwide,” said David R. Whitwam, Whirlpool Corporation’s chairman and chief executive officer. “The results also demonstrate the positive impact from continuous improvements in productivity, and from actions we are taking to align the company’s cost structure with current economic and industry conditions.”

Second-quarter earnings include a previously announced non-cash curtailment gain of $13.5 million (after tax), or $0.19 per diluted share, from a change to the company’s U.S. retiree healthcare plans. The earnings also reflect charges of $11 million (after tax), or $0.16 per diluted share, primarily for final costs related to a recall of certain microwave oven hood combination products in 2001.

Second-quarter 2002 earnings included a restructuring and related charge of $19 million (after tax), or $0.26 per diluted share, and an asset write-down of $22 million (after tax), or $0.31 per diluted share, related to a minority business interest.

Operating profit of $195 million for second quarter 2003 included the previously mentioned recall charges, as well as increased pension expenses and the elimination of Brazilian tax credits. Operating profit also reflects significantly lower operating costs from spending controls, lower compensation expense and improvements in material costs and productivity.

“As we discussed previously, our challenge from pension costs and Brazilian tax credits, year-over-year, amounted to approximately $0.34 per share in the second quarter,” said Whitwam. “Our aggressive cost reduction efforts during the quarter, combined with the company’s ongoing productivity improvement and restructuring benefits, largely offset this challenge.”

Second-Quarter Global Highlights

➢	$2.99 billion in net sales was a record for the company. Operating profit was $195 million. Net earnings were $94 million, or $1.35 per diluted share.

➢	Whirlpool Corporation received awards for home appliance design innovation in the 2003 Industrial Design Excellence Awards (IDEA) competition. The company received a gold award for the innovative Whirlpool® Duet® fabric care system and its European counterpart, Whirlpool® Dreamspace™. The company also received bronze awards for the KitchenAid® briva in-sink dishwasher and the Supermatic® Tapa Lava-Lava™ clothes washing innovation designed for consumers in Mexico. Presented by the Industrial Designers Society of America and sponsored by BusinessWeek, the IDEA is widely regarded as the premier award for industrial design in the United States.

➢	Whirlpool Europe was recognized as the Euronics major appliance Supplier of the Year for 2003. Euronics represents Europe’s largest group of major appliance retailers with 6,500 stores in 21 countries. The award is based on quality of products and services, growth of euro sales, and the ability to serve Euronics in expanding markets.

➢	Whirlpool Europe was selected by the Swedish-based IKEA group to be the retailer’s exclusive global supplier of major appliances. IKEA is a global home furnishing retailer with 146 stores in 22 countries.

➢	Whirlpool Corporation co-sponsored the 2003 Jimmy Carter Work Project in Valdosta and La Grange, Ga., and in Anniston, Ala. JCWP is a program of Habitat for Humanity International, a non-profit organization that builds affordable houses in partnership with those in need of adequate shelter. Employee volunteers helped build 92 homes over five days in June, and Whirlpool donated nearly 800 appliances.

Second-Quarter Region Review

Whirlpool North America’s sales of $1.96 billion increased 6.7 percent from the prior year period. Excluding Whirlpool Mexico, sales were up 1.7 percent. Operating profit declined 5 percent, due primarily to the recall charges and year-over-year increases in pension and employee-related healthcare costs. The decline was partially offset by the curtailment gain, lower compensation expense, spending controls and savings from productivity improvements.

Record shipments reflected continuing strong consumer demand for Whirlpool® and KitchenAid® branded products, including the Whirlpool® Duet™ clothes washer and dryer pair, the Whirlpool® Conquest™ side-by-side refrigerator and the KitchenAid® Architect® series of stainless-steel kitchen appliances.

U.S. industry unit shipments of major appliances (T7*) increased 0.8 percent from the prior year period, and are expected to grow moderately in the second half of the year. Full-year shipments are expected to increase by approximately 1-to-2 percent.

During the quarter, the company introduced the KitchenAid® Pro Line™ series at the 2003 Kitchen/Bath Industry Show in Atlanta. The KitchenAid® Pro Line™ series is a collection of major and countertop appliances featuring distinctive design and superior professional-level performance.

Whirlpool Europe’s sales of $628 million increased 23.7 percent from the prior year period. (Excluding currency translations, sales increased approximately 2 percent.) Strong consumer demand for new innovative products, including the Whirlpool® Dreamspace™ clothes washer, the Whirlpool® Conquest™ side-by-side refrigerator, and the Whirlpool® Mini-BI microwave oven, were reflected in the increase. Operating profit, which was affected by market price declines, increased due to significant improvement in productivity and volume growth.

During the quarter, appliance industry unit shipments increased by 2-to-3 percent from the prior year period, and are expected to be moderately higher in the second half of 2003. Based on current economic conditions, the company expects full-year industry shipments to grow by 1-to-2 percent from last year’s level.

Whirlpool Latin America’s sales of $318 million were flat compared with the prior year period. (Excluding currency translations, sales increased approximately 10 percent.) Industry shipments in Brazil declined 22 percent. Despite a challenging economic and industry environment, as well as the expected elimination of tax credits during the quarter and higher material costs, operating profit increased by 8.2 percent and operating margin improved from the prior year period. The results reflect improved product pricing, growth of appliance exports and cost savings from productivity initiatives.

Based on current economic conditions, the company expects full-year industry unit shipments to decline 12-to-15 percent from last year’s level.

During the quarter, Brastemp brand introduced Luminata™, a complete line of premium kitchen appliances for Brazilian consumers. Also, the Consul brand was named a top-ten Superbrand in Brazil by the magazine Revista Expressao. The brand was honored for its refrigeration and air conditioning product lines.

Whirlpool Asia’s sales of $118 million increased 7.4 percent from the prior year period. (Excluding currency translations, sales increased approximately 3 percent.) The success of new product introductions and expanded distribution helped drive the sales improvement throughout the region. Operating profit was affected by market price declines, increased provisions for operating reserves and the impact from SARS, which drove a 15-to-20 percent retail sales decline in the Hong Kong region.

Based on current economic conditions, the company expects full-year appliance industry shipments in the region to increase 3 percent from last year’s level.

During the quarter, Whirlpool India introduced the Direct Cool™ refrigerator with the fast forward ice™ option that gives Indian homemakers in hot climates the ability to rapidly make ice. In China, the company introduced the Whirlpool® Jupiter™ clothes washer with Season Sensor™, a technology that automatically adjusts the wash cycle for seasonal changes in water temperature.

Outlook

“Based on our current view of second-half economic improvement and industry demand in key markets, as well as the anticipated benefits from new product introductions, benefits from acquisitions, and ongoing improvements in cost productivity, we continue to expect full-year earnings-per-share of $5.90-$6.10,” said Whitwam.

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 9:30 a.m. (EDT) Thursday, July 24, 2003, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $11 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2003 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

# # #

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE PERIOD ENDED JUNE 30

(millions of dollars except per share data)

	Three Months Ended		Year-to-Date
	2003	2002	2003	2002
Net sales	$2,988	$2,737	$5,705	$5,311
EXPENSES:
Cost of products sold	2,332	2,103	4,426	4,085
Selling, general and administrative	461	433	895	840
Restructuring costs	—	13	—	14

	2,793	2,549	5,321	4,939

OPERATING PROFIT	195	188	384	372
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(13)	(11)	(23)	(31)
Interest expense	(36)	(35)	(70)	(69)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	146	142	291	272
Income taxes	50	51	103	95

EARNINGS BEFORE MINORITY INTERESTS	96	91	188	177
Equity in earnings (loss) of affiliated companies	—	(25)	—	(24)
Minority interests	(2)	(3)	(3)	(5)

EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	94	63	185	148
Cumulative effect of change in accounting principle, net of tax	—	—	—	(613)

NET EARNINGS (LOSS)	$94	$63	$185	$(465)

Per share of common stock:
Basic earnings before cumulative effect of change in accounting principle	$1.37	$.93	$2.70	$2.18
Cumulative effect of change in accounting principle, net of tax	—	—	—	(9.05)

Basic net earnings (loss)	$1.37	$.93	$2.70	$(6.87)

Diluted earnings before cumulative effect of change in accounting principle	$1.35	$.91	$2.67	$2.12
Cumulative effect of change in accounting principle, net of tax	—	—	—	(8.80)

Diluted net earnings (loss)	$1.35	$.91	$2.67	$(6.68)

Dividends declared	$.34	$.34	$.68	$.68

CONSOLIDATED CONDENSED BALANCE SHEETS

WHIRLPOOL CORPORATION

(millions of dollars)

	(Unaudited) June 30 2003	December 31 2002
ASSETS
CURRENT ASSETS
Cash and equivalents	$190	$192
Trade receivables, less allowances (2003; $99; 2002: $94)	1,951	1,781
Inventories	1,352	1,089
Prepaid expenses	72	64
Deferred income taxes	155	83
Other current assets	186	118

Total Current Assets	3,906	3,327

OTHER ASSETS
Investment in affiliated companies	7	7
Goodwill, net	161	161
Other intangibles, net	181	182
Deferred income taxes	358	437
Prepaid pension costs	42	43
Other assets	152	136

	901	966

PROPERTY, PLANT AND EQUIPMENT
Land	90	87
Buildings	980	954
Machinery and equipment	5,146	4,793
Accumulated depreciation	(3,845)	(3,496)

	2,371	2,338

Total Assets	$7,178	$6,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable	$630	$221
Accounts payable	1,653	1,631
Employee compensation	240	273
Deferred income taxes	73	100
Accrued expenses	675	664
Restructuring costs	78	122
Other current liabilities	336	283
Current maturities of long-term debt	15	211

Total Current Liabilities	3,700	3,505

OTHER LIABILITIES
Deferred income taxes	122	117
Pension benefits	405	358
Postemployment benefits	477	487
Product warranty	60	57
Other liabilities	210	198
Long-term debt	1,117	1,092

	2,391	2,309

MINORITY INTERESTS	93	78
STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	87	87
Shares authorized—250 million
Shares issued—87.3 million (2003); 87.1 million (2002)
Shares outstanding—68.8 million (2003); 68.2 million (2002)
Paid-in capital	599	582
Retained earnings	2,123	1,985
Accumulated other comprehensive income (loss)	(915)	(999)
Treasury stock—18.6 million (2003); 18.9 million (2002)	(900)	(916)

Total Stockholders’ Equity	994	739

Total Liabilities and Stockholders’ Equity	$7,178	$6,631

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE SIX MONTHS ENDED JUNE 30

(millions of dollars)

	2003	2002
OPERATING ACTIVITIES
Net earnings (loss)	$185	$(465)
Adjustments to reconcile net earnings (loss) to net cash flows used in operating activities:
Cumulative effect of a change in accounting principle	—	613
Equity in net earnings of affiliated companies, less dividends received	—	24
Loss on disposition of assets	17	8
Depreciation and amortization	218	188
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	(85)	(198)
Inventories	(193)	(32)
Accounts payable	(75)	(81)
Product recalls, net of tax benefit	7	(136)
Restructuring charges, net of cash paid	(54)	(10)
Taxes deferred and payable, net	16	5
Tax paid on cross currency interest rate swap gain	—	(86)
Other—net	(55)	14

Cash Used In Operating Activities	$(19)	$(156)

INVESTING ACTIVITIES
Capital expenditures	$(144)	$(117)
Acquisitions of businesses, less cash acquired	—	(27)

Cash Used In Investing Activities	$(144)	$(144)

FINANCING ACTIVITIES
Net proceeds of short-term borrowings	$389	$232
Proceeds of long-term debt	1	13
Repayments of long-term debt	(173)	(57)
Dividends paid	(47)	(46)
Purchase of treasury stock	—	(46)
Redemption of WFC preferred stock	—	(25)
Common stock issued under stock plans	11	84
Other	(25)	(28)

Cash Provided By Financing Activities	$156	$127

Effect of Exchange Rate Changes on Cash and Equivalents	$5	$(4)

Decrease in Cash and Equivalents	$(2)	$(177)
Cash and Equivalents at Beginning of Period	192	316

Cash and Equivalents at End of Period	$190	$139